Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2015, relating to the financial statements and financial statement schedules of Mitel Networks Corporation, and the effectiveness of Mitel Networks Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mitel Networks Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Ottawa, Canada

September 3, 2015